Exhibit 10.12.1

NON-COMPETE AGREEMENT

FOR

SINGLE TOUCH SYSTEMS, INC.

During the period commencing on the date hereof and ending on the third anniversary of the date of this Agreement,                  will not;

(a) solicit the employment of any employee of Single Touch Systems, Inc.

(b) engage in competition with Single Touch Systems, Inc. by means of its direct or indirect ownership of any interest in, or provide any financing for or services to, any business or organization (other than Single Touch Systems, Inc.) which engages, directly or indirectly, in the business of Mobile Abbreviated Dial Codes or Mobile Streaming Dynamic Advertising.

Anything contained herein to the contrary notwithstanding,                  may own any securities of Single Touch Systems, Inc. or their affiliates, successors or assigns, or up to 5% of the equity of any company registered pursuant to Section 12 of the Securities Exchange Act of 1934.

Dated: June 22, 2009

By: